                                                             File No. 333-109287

                              U.S. $15,000,000,000
                     GENERAL MOTORS ACCEPTANCE CORPORATION
                                 SMARTNOTES(SM)
            DUE FROM NINE MONTHS TO THIRTY YEARS FROM DATE OF ISSUE

     Unless otherwise specified in an applicable pricing supplement, the SmartNotes will not be listed on any securities exchange, and there can be no assurance that the SmartNotes offered will be sold or that there will be a secondary market for the notes.

     The Agents have advised us that they may from time to time purchase and sell SmartNotes in the secondary market, but the Agents are not obligated to do so. No termination date for the offering of the SmartNotes has been established.

Pricing Supplement No. 24                       Trade Date:   4/15/2004
(To Prospectus dated October 24, 2003)          Issue Date:   4/20/2004

The date of this Pricing Supplement is April 15, 2004

CUSIP           Stated
or              Interest                   Price to     Selling
Common Code     Rate         Maturity      Public (1)   Concession
-----------     --------     --------      ----------   ----------
3704A0JQ6       2.200%       10/15/2005     100%        0.1250%
3704A0JR4       2.800%       04/15/2006     100%        0.3000%
3704A0JS2       3.350%       04/15/2007     100%        0.4500%
3704A0JT0       4.500%       04/15/2009     100%        0.7500%
3704A0JU7        Float (2)   04/15/2011     100%        1.0000%
3704A0JV5         Step (3)   04/15/2016     100%        1.4000%
3704A0JW3       6.200%       04/15/2019     100%        1.6000%


Payment         Survivor's                   Subject to Redemption
Frequency       Option       Yes/No          Date and terms of redemption
---------       ----------   --------------------------------------------
Semi-Annual        Yes           No
Monthly            Yes           No
Monthly            Yes           No
Monthly            Yes           No
Quarterly          Yes           No
Semi-Annual        Yes           Yes         Callable at 100% on 04/15/2007 and
                                             every coupon date thereafter
Semi-Annual        Yes           Yes         Callable at 100% on 04/15/2007 and
                                             every coupon date thereafter

(1) Actual Price to Public may be less, and will be determined by prevailing market prices at the time of purchase as set forth in the confirmation sheet.

(2) 3704A0JU7: 3-Month T-Bills + 170 bps, reset quarterly, No Cap

(3) 3704A0JV5: 5.10% for 3 yrs., 6.65% thereafter

The co-agent name Edward Jones & Co., L.P. on the prospectus dated October 24,2003 should read Edward D. Jones & Co., L.P.

                                Per Note        Total
                                --------        -----

Public Offering Price ......... 100.00%         $15,000,000,000

Agents' Discounts
  and Concessions ............. .20%-2.50%      $30,000,000-$375,000,000

Proceeds, before
expenses, to General
Motors Acceptance
Corporation ................... 97.50%-99.80%   $14,625,000,000-$14,970,000,000

(SM) Service Mark of General Motors Acceptance Corporation

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           --------------------------

ABN AMRO FINANCIAL SERVICES, INC.
    A.G. EDWARDS & SONS, INC.
        CHARLES SCHWAB & CO., INC.
            CITIGROUP
               EDWARD D. JONES & CO., L.P.
                  FIDELITY CAPITAL MARKETS
                       a division of National Financial Services LLC
                           MERRILL LYNCH & CO.
                               MORGAN STANLEY
                                   UBS FINANCIAL SERVICES INC.
                                       WACHOVIA SECURITIES LLC

                                October 24, 2003